Exhibit 23.1
Consent of lndependent Registered Public Accounting Firm
The Board of Directors
Ambac Financial Group, Inc.:
We consent to the incorporation by reference in the registration statements of Ambac Financial Group, Inc. on Form S-3 (no. 333-195898) and Form S-8 (no. 333-195913) of our report dated February 29, 2016, with respect to the consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries ( the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2015 and 2014, eight month period ended December 31, 2013 (Successor Company) and the four month period ended April 30, 2013 (Predecessor Company), and all related financial statement schedules, and of our report dated February 29, 2016 (May 11, 2016 as to the effect of the material weakness described in Management’s Report on Internal Control over Financial Reporting) on the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in Amendment No. 1 to the December 31, 2015 Annual Report on Form 10-K/A of Ambac Financial Group, Inc. Our report on the effectiveness of internal control over financial reporting expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness associated with design of controls over the estimate of loss reserves and subrogation recoverables, investment income and assessing other than temporary impairment for purchased residential mortgage backed securities has been identified and included in management’s assessment. Our report on the consolidated financial statements and related financial statement schedules contains an explanatory paragraph that states that, uncertainties associated with the regulatory oversight of the Company’s operating subsidiary, Ambac Assurance Corporation and the inability of its financial guarantee business segment to write new business, management has concluded that there is substantial doubt about the ability of the Company to continue as a going concern. Such factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty. Our report refers to the fact that the Company filed for relief under Chapter 11 of the United States Bankruptcy Code on November 8, 2010. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on April 30, 2013. In connection with their emergence from bankruptcy, the Successor Company, Ambac Financial Group, Inc. adopted fresh-start reporting in conformity with ASC Topic 852, “Reorganizations,” effective April 30, 2013.

/s/ KPMG LLP
New York, New York
May 11, 2016